Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Ramaco Resources, Inc. (the “Company” or “Ramaco”) has common stock, par value $0.01 per share (the “common stock”) registered under Section 12 of the Securities Exchange Act of 1934, as amended.  The following contains a description of our common stock, as well as certain related additional information.  This description is a summary only and does not purport to be complete and is subject to and qualified by reference to the provisions of applicable law, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and the Company’s Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).  References to “we,” “our” and “us” refer to the Company, unless the context otherwise requires.  References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.

General

Pursuant to the Certificate, we are authorized to issue 310,000,000 shares of capital stock, consisting of 260,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).  There are no issued and outstanding shares of preferred stock.

Description of Common Stock

Voting Rights

Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Any determination to declare a regular or special dividend, as well as the amount of any dividend that may be declared, will be based on the board of director’s consideration of our financial position, earnings, earnings outlook, capital spending plans, outlook on current and future market conditions, alternative stockholder return methods such as share repurchases, and other factors that the board of directors considers relevant at that time.

Liquidation Rights

Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters

The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Listing

Our common stock is traded on the NASDAQ Global Select Market under the symbol “METC.”

Anti-Takeover Effects of Provisions of Our Certificate, Bylaws and Delaware Law

Some provisions of Delaware law, and our Charter Documents described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will not be subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers for so long as Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P and Yorktown Energy Partners XI, L.P. (collectively, “Yorktown”) and Energy Capital Partners Mezzanine Opportunities Fund, L.P., Energy Capital Partners Mezzanine Opportunities Fund A, LP and ECP Mezzanine B (Ramaco IP), LP (collectively, “ECP”) and their respective affiliates own in the aggregate more than 15% of our outstanding common stock. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NASDAQ, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the board of directors before the date the interested stockholder attained that status;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
●	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our Charter Documents may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, the Charter Documents:

●	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
●	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company;
●	as long as Yorktown and ECP and their respective affiliates own or control the voting of more than 50% of the outstanding shares of our common stock:
o	provide that Yorktown and ECP, collectively, may designate up to seven directors depending on their percent ownership of our common stock;
o	provide that the authorized number of directors may be changed only by the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon;
o	provide that any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Company may be taken by written consent;
o	provide that our Charter Documents may be amended by the affirmative vote of the holders of at least 50% of our then outstanding common stock;
o	provide that special meetings of our stockholders may be called by the board of directors or our secretary at the request of the holders of a majority of our common stock; and
o	provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Yorktown or ECP or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and
o	provide that the Bylaws can be amended only with the approval of a majority of the board of directors and the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon.
●	at any time after Yorktown and ECP and their respective affiliates no longer own or control the voting of more than 50% of the outstanding shares of our common stock:
o	provide that the authorized number of directors may be changed only by resolution of the board of directors;
o	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;
o	provide that our Charter Documents may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock;
o	provide that special meetings of our stockholders may only be called by the board of directors;
o	provide, after Yorktown no longer beneficially owns or controls a majority of our outstanding voting interests, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;
o	provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Yorktown or ECP or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and
o	provide that the Bylaws can be amended by the board of directors.

Forum Selection

Our Certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
●	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Certificate or our Bylaws; or
●	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Certificate also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate is inapplicable or unenforceable. This exclusive forum provision does not apply to a cause of action brought under federal or state securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Description of Notes

Set forth below is a summary description of the material terms and provisions of our 9.00% Senior Notes due 2026 (the “Notes”), which does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture dated as of July 13, 2021 (the “base indenture”) between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “trustee”), as supplemented by the First Supplemental Indenture, dated as of July 13, 2021, between the Company and trustee (the “First Supplemental Indenture” and, together with the base indenture, the “indenture”), which are incorporated by reference as exhibits to the annual report on Form 10-K of which this Exhibit is a part.

Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this “Description of Notes” refer solely to Ramaco Resources, Inc., the issuer of the Notes, and not to any of its subsidiaries. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. The following description is only a summary of certain provisions of the indenture and the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act.

General

The Notes:

●	are our general unsecured, senior obligations;
●	were issued in an aggregate principal amount of $34,500,000;

●	will mature on July 30, 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;
●	will bear cash interest from July 13, 2021 at an annual rate of 9.00%, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2021, and at maturity;
●	will be redeemable at our option, in whole or in part, at any time on or after July 30, 2023, at the prices and on the terms described under “—Optional Redemption” below;
●	will be redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “—Optional Redemption Upon Change of Control” below;
●	were issued in denominations of $25 and integral multiples of $25 in excess thereof;
●	will not have a sinking fund;
●	are listed on NASDAQ under the symbol “METCL”; and
●	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Covenants—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Ranking

The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities. See “Risk Factors—The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.”

As of May 31, 2021, we had approximately $21.3 million of outstanding indebtedness (excluding the PPP Loan (as defined in this prospectus)), all of which was secured.

Interest

Interest on the Notes will accrue at an annual rate equal to 9.00% from and including July 13, 2021 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2021 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15 (and July 15 immediately preceding the maturity date), as applicable (whether or not a business day).

The initial interest period for the Notes will be the period from and including July 13, 2021, to, but excluding, July 30, 2021, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.

Optional Redemption

Except as described below and under “—Optional Redemption Upon Change of Control,” the Notes will not be redeemable by us at our option prior to July 30, 2023.

The Notes may be redeemed for cash in whole or in part at any time at our option on or after July 30, 2023 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

We may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.

Optional Redemption Upon Change of Control

The Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

(1)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)if after the Notes are initially listed on the NYSE or another national securities exchange, the Notes fail, or at any point cease, to be listed on the NYSE or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the NYSE or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Events of Default

Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

●	we do not pay interest on any Note when due, and such default is not cured within 30 days;
●	we do not pay the principal of the Notes when due and payable;
●	we breach any covenant or warranty in the indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and
●	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “—Covenants—Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.

Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:

●	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;
●	the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
●	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
●	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
●	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

The holders of a majority in principal amount of the outstanding Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture. Any waiver shall cure the default or Event of Default.

Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee. The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes, provided that:

●	the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and
●	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder of the Notes will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing Event of Default;
●	the holders of at least 25% in aggregate principal amount of the then-outstanding Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and
●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the Notes.

Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of not less than a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of Notes.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

●	we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;
●	the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;
●	immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and
●	in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the indenture.

Reporting

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes:

Changes Not Requiring Approval

We can make certain changes to the indenture and the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:

●	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the Notes;
●	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;
●	to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;
●	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;
●	to secure the Notes;
●	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and
●	to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially affect the interest of any other holder of the Notes.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:

●	changing the stated maturity of the principal of, or any installment of interest on, any Note;
●	reducing the principal amount or rate of interest of any Note;
●	changing the place of payment where any Note or any interest is payable;
●	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
●	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the indenture; and
●	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Notes.

Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Further Details Concerning Voting

The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the indenture as of the date of determination except:

●	Notes cancelled by the trustee or delivered to the trustee for cancellation;
●	Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;

●	Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;
●	Notes which have undergone full defeasance, as described below; and
●	Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.

Discharge

The indenture will provide that we can elect to be discharged from our obligations with respect to the Notes, except for specified obligations, including obligations to:

●	register the transfer or exchange of the Notes;
●	replace stolen, lost or mutilated Notes;
●	maintain paying agencies; and
●	hold monies for payment in trust.

In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on the applicable due date) to pay all the principal of, any premium and interest on, the Notes on the dates payments are due, (ii) deliver irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:

●	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;
●	we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;
●	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
●	no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
●	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
●	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
●	the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
●	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

●	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;
●	we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;

●	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
●	no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
●	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
●	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
●	the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
●	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.

Listing

The Notes are listed on NASDAQ under the symbol “METCL.”

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The Notes are issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC.” DTC has informed us that its nominee is Cede & Co. and Cede & Co. is thus the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes is entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). DTC has an S&P rating of AA+ and a Moody’s rating of Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “—Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Notes

We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check or wire transfer at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

●	DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;
●	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended; or
●	an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

About the Trustee

Wilmington Savings Fund Society, FSB is the trustee under the indenture and the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.